FORM OF

State Street Institutional Investment Trust

100 Huntington Avenue

CPH0326

Boston, MA 02116

SSgA Funds Management, Inc.

One Lincoln Street

Boston, MA 02111

June 19, 2014

Ladies and Gentlemen:

Reference is made to the Administration Agreement between State Street Institutional Investment Trust and SSgA Funds Management, Inc. dated October 19, 2011 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the following new share classes as presented in the following chart (“New Money Fund Share Classes”):

Funds	New Share Classes
State Street Institutional Liquid Reserves Fund	Institutional, Investor, Administration

State Street Institutional U.S. Government Money Market Fund	Institutional, Investor, Administration, Class G

State Street Institutional Treasury Money Market Fund	Institutional, Investor, Administration

State Street Institutional Treasury Plus Money Market Fund	Institutional, Investor, Administration

State Street Institutional Tax Free Money Market Fund	Institutional, Investor, Administration

Additionally, the Trust is renaming the existing class of the State Street Institutional Liquid Reserves Fund, State Street Institutional Treasury Money Market Fund, State Street Institutional Treasury Plus Money Market Fund, State Street Institutional U.S. Government Money Market Fund and State Street Institutional Tax Free Money Market Fund Money Market Funds as presented in the following chart:

New Name	Old Name
Premier	Institutional

We request that you act as the Administrator for the New Money Fund Share Classes under the terms of the Agreement. As compensation for such services, you shall be entitled to receive from each New Fund and New Portfolio the annual fee reflected on the amended fee schedule to the Agreement, which is attached hereto. By your signature below, you agree that the existing Appendix B to the Agreement shall be deleted in its entirety and a new Appendix B shall be substituted therefor.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

State Street Institutional Investment Trust

By:
Ellen Needham, President

Accepted:

SSgA Funds Management, Inc.

By:

APPENDIX B

FEE SCHEDULE

The Trust on behalf of each Fund will pay the Administrator in United States Dollars following the last day of each month the unpaid balance of a fee equal to the sum of all the daily administrative service fee accruals from the previous month. The daily administrative service fee accrual is calculated on a daily basis by multiplying a Fund’s net assets by the rate set forth below next to the name of the Fund share class and dividing that product by the number of days in that year; provided, however, that in respect of any Fund where the fee payable hereunder varies by class of shares, the daily administrative service fee accrual is calculated on a daily basis by multiplying the Fund’s net assets attributable to each class of shares by the rate set forth below in respect of that class and dividing that product by the number of days in the year, and aggregating all such amounts so defined. The Administrator will be entitled to receive during any month such interim payments of its fee under this Agreement as it will request, provided that no such payment will exceed 75 percent of the amount of its fee then accrued on the books of a Fund and unpaid.

The “average daily net assets” of each Fund will mean the average of the values placed on the Fund’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the Investment Company Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such time. The value of the net assets of each Fund will always be determined pursuant to the applicable provisions of the Trust’s Declaration, as amended from time-to-time and the Registration Statement. If the determination of net asset value for a Fund does not take place for any particular day, then for the purposes of this Agreement, the value of the net assets of the Fund as last determined will be deemed to be the value of its net assets as of 4:00 p.m. (New York time), or as of such other time as the value of the net assets of the Fund’s portfolio may be lawfully determined on that day. If a Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day will be deemed to be the sole determination thereof on that day for the purposes of this Agreement.

Fund	Share Classes	Fee Rate
State Street Institutional Liquid Reserves Fund	Class M Shares	0.03%

	All other share classes	0.05%

State Street Institutional Tax Free Money Market Fund	All share classes	0.05%

State Street Institutional U.S. Government Money Market Fund	Class G Shares	0.01%

	All other share classes	0.05%

State Street Institutional Treasury Money Market Fund	All share classes	0.05%

State Street Institutional Treasury Plus Money Market Fund	All share classes	0.05%

Updated: June 19, 2014